EXHIBIT 21




                         SUBSIDIARIES OF THE REGISTRANT





The Genlyte Group Incorporated does business under the names Lightolier, Forecast, Stonco, Crescent, Hadco, Wide-Lite, Bronzelite, Diamond F, Timely, and Exceline. Genlyte has the following subsidiaries:


        1. Canlyte, Inc., a Canadian Corporation. Canlyte does business under the names Lightolier, Prodel, Keene-
            Widelite, Stonco, Elyte and CFI (Canadian Fluorescent
            Industries).

        2.  Diaman-Mexo, S.A. de C.V., a Mexican Corporation.

        3.  Lightolier de Mexico, S.A. de C.V., a Mexican Corporation

        4.  The Lighting Group Inc., a New York Corporation